Exhibit 99.1

The Nielsen Company Reports Second Quarter 2007 Results

New York, US and Haarlem, The Netherlands – August 16, 2007 – The Nielsen Company B.V., a leading global information and media company, today announced its financial results for the second quarter and the six months ended June 30, 2007.

Reported revenues for the second quarter were $1,169 million, an increase of 15% over the pro forma* revenues for second quarter 2006 of $1,016 million. Excluding the impact of currency fluctuations and a deferred revenue adjustment in 2006, second quarter revenues increased 5%. Reported revenues for the six months ended June 30, 2007 were $2,241 million, up 11% over the pro forma** revenues for the six months ended June 30, 2006 of $2,019 million. Excluding the impact of currency fluctuations and the deferred revenue adjustment from 2006, revenues for the first half increased 5%. The second quarter and first half 2006 pro forma** revenues included the deferred revenue adjustment of $63 million.

Reported operating income for the second quarter of 2007 was $100 million compared to pro forma* operating income of $45 million in the second quarter 2006. The second quarter 2007 results were negatively impacted by $36 million in restructuring costs and $9 million in Nielsen//NetRatings deal related costs and payments in connection with compensation agreements and recruiting expense for certain corporate executives. The second quarter pro forma* 2006 results were impacted by $63 million from the deferred revenue adjustment and $5 million in restructuring costs.

First half reported operating income was $156 million compared to pro forma** operating income for the first half of 2006 of $107 million. The first half 2007 results were negatively impacted by $55 million in restructuring charges and $20 million in Nielsen//NetRatings deal related costs and payments in connection with compensation agreements and recruiting expenses for certain corporate executives. The first half pro forma** 2006 operating income of $107 million was impacted by $63 million from the deferred revenue adjustment and $7 million in restructuring costs.

Covenant earnings before interest, taxes, depreciation and amortization and other adjustments permitted under our senior secured credit facilities (“Covenant EBITDA”) was $1,175 million for the twelve month period ended June 30, 2007. Covenant EBITDA is a non – GAAP measure. Refer to page 5 for a reconciliation of loss from continuing operations for the twelve month period ended June 30, 2007 to Covenant EBITDA.

FINANCES

As of June 30, 2007, total debt was $7.89 billion, and cash balances were $514 million. Capital expenditures were $113 million from January 1, 2007 to June 30, 2007 compared with $18 million in the Successor period from May 24, 2006 to June 30, 2006 and $69 million in the Predecessor period from January 1, 2006 to May 23, 2006.

CONFERENCE CALL AND WEBCAST

The Nielsen Company will hold an earnings conference call, hosted by The Nielsen Company’s Chief Financial Officer Brian J. West at 9:00 a.m. U.S. Eastern Daylight Time (EDT) on Thursday, August 16, 2007. The call will be audio-webcast live at www.Nielsen.com, and an archive will be available on the website after the call. In addition, a link to the company’s financial report has been posted at www.Nielsen.com.

FORWARD-LOOKING STATEMENTS

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, as well as legal and regulatory rules affecting Nielsen’s business. This list of factors is not intended to be exhaustive. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

ABOUT THE NIELSEN COMPANY

Nielsen is a global information and media company with leading market positions and recognized brands in marketing information (ACNielsen), media information (Nielsen Media Research), business publications (Billboard and The Hollywood Reporter) and trade shows. The privately held company is active in more than 100 countries, with headquarters in New York, USA, and Haarlem, the Netherlands.

*	The unaudited pro forma presentation for three months ended June 30, 2006 reflects the Predecessor period from April 1, 2006 to May 23, 2006 preceding the Valcon Acquisition adjusted to reflect the pro forma effect of the Valcon Acquisition and its related financing as if it had occurred on January 1, 2006.
**	The unaudited pro forma presentation for the six months ended June 30, 2006 reflects the Predecessor period from January 1, 2006 to May 23, 2006 preceding the Valcon Acquisition adjusted to reflect the pro forma effect of the Valcon Acquisition and its related financing as if it had occurred on January 1, 2006.

Management believes this is the most meaningful way to comment on the results of its operations. The pro forma financial information is not necessarily indicative of the results of operations had the acquisition occurred on January 1, 2006 or the results of operations that may be obtained in the future.

Results of Operations – Successor (from April 1, 2007 to June 30, 2007), Pro Forma (three months ended June 30, 2006), Successor (from May 24, 2006 to June 30, 2006), and Predecessor (from April 1, 2006 to May 23, 2006) periods

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations and unaudited pro forma results for the three months ended June 30, 2006:

	Successor	Pro Forma	Successor	Predecessor
(IN MILLIONS)	Period from April 1, 2007 to June 30, 2007	Three months ended June 30, 2006(1)	Period from May 24, 2006 to June 30, 2006	Period from April 1, 2006 to May 23, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$1,169	$1,016	$393	$623
Costs of revenues, exclusive of depreciation and amortization	522	502	195	307
Selling, general and administrative expenses, exclusive of depreciation and amortization	399	360	165	197
Depreciation and amortization	112	104	43	47
Transaction costs	—	—	—	43
Restructuring costs	36	5	—	5

Operating income/(loss)	100	45	(10)	24

Interest income	8	3	2	3
Interest expense	(157)	(161)	(56)	(18)
Gain/(loss) on derivative instruments	4	(4)	(2)	(2)
Foreign currency exchange transaction (loss)/gain, net	(30)	51	53	(2)
Equity in net income of affiliates	4	7	3	4
Other income/(expense), net	—	2	(2)	4

(Loss)/income from continuing operations before income taxes and minority interests	(71)	(57)	(12)	13
Benefit/(provision) for income taxes	7	(32)	(27)	(26)
Minority interests	2	—	—	—

Loss from continuing operations	$(62)	$(89)	$(39)	$(13)

(1)	The unaudited pro forma presentation for three months ended June 30, 2006 reflects the Predecessor period from April 1, 2006 to May 23, 2006 preceding the Valcon Acquisition adjusted to reflect the pro forma effect of the Valcon Acquisition and its related financing as if it had occurred on January 1, 2006. Pro forma adjustments include: increased interest expense/lower interest income on net debt ($89 million), reversal of transaction costs directly related to the Valcon Acquisition ($43 million), increased amortization related to purchase price allocation ($14 million), decreased selling, general and administrative expenses ($2 million) consisting of decreased pension costs related to the Valcon Acquisition ($4 million) and increased sponsor fees ($2 million), and the related income tax effects.

The pro forma basis amounts for the three months ended June 30, 2006 are compared to the three months ended June 30, 2007 on a reported basis.

Results of Operations – Successor (from January 1, 2007 to June 30, 2007), Pro Forma (six months ended June 30, 2006), Successor (from May 24, 2006 to June 30, 2006), and Predecessor (from January 1, 2006 to May 23, 2006) periods

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations and unaudited pro forma results for the six months ended June 30, 2006:

	Successor	Pro Forma	Successor	Predecessor
(IN MILLIONS)	Period from Jan. 1, 2007 to June 30, 2007	Six months ended June 30, 2006(1)	Period from May 24, 2006 to June 30, 2006	Period From Jan. 1, 2006 to May 23, 2006
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$2,241	$2,019	$393	$1,626
Costs of revenues, exclusive of depreciation and amortization	1,022	982	195	787
Selling, general and administrative expenses, exclusive of depreciation and amortization	785	714	165	554
Depreciation and amortization	223	209	43	126
Transaction costs	—	—	—	95
Restructuring costs	55	7	—	7

Operating income/(loss)	156	107	(10)	57

Interest income	16	6	2	8
Interest expense	(313)	(323)	(56)	(48)
Gain/(loss) on derivative instruments	13	(11)	(2)	(9)
Foreign currency exchange transaction (loss)/gain, net	(34)	50	53	(3)
Equity in net income of affiliates	6	9	3	6
Other (expense)/income, net	(2)	12	(2)	14

(Loss)/income from continuing operations before income taxes and minority interests	(158)	(150)	(12)	25
Benefit/(provision) for income taxes	20	(7)	(27)	(39)
Minority interests	2	—	—	—

Loss from continuing operations	$(136)	$(157)	$(39)	$(14)

(1)	The unaudited pro forma presentation for the six months ended June 30, 2006 reflects the Predecessor period from January 1, 2006 to May 23, 2006 preceding the Valcon Acquisition adjusted to reflect the pro forma effect of the Valcon Acquisition and its related financing as if it had occurred on January 1, 2006. Pro forma adjustments include: increased interest expense/(income) ($223 million), reversal of transaction costs directly related to the Valcon Acquisition ($95 million), increased amortization related to the purchase price allocation ($40 million), decreased selling, general and administrative expenses ($5 million) consisting of decreased pension costs related to the Valcon Acquisition ($9 million) and increased sponsor fees ($4 million), and the related income tax effects.

The pro forma basis amounts for the six months ended June 30, 2006 are compared to the six months ended June 30, 2007 on a reported basis.

Covenant EBITDA

The following is a reconciliation of our loss from continuing operations, for the twelve month period ended June 30, 2007, to Covenant EBITDA as defined above per our senior secured credit facility:

(IN MILLIONS)	Unaudited Covenant EBITDA for the twelve month period ended June 30, 2007
Loss from continuing operations	$(376)
Interest expense, net	604
Benefit for taxes	(152)
Depreciation and amortization	438

EBITDA	514
Non-cash charges	39
Unusual or non-recurring items	345
Restructuring charges and business optimization costs	142
Cost savings	125
Sponsor monitoring fees	10
Other	(3)
EBITDA of non-covenant parties	3

Covenant EBITDA	$1,175

Note: Covenant EBITDA is a non-GAAP measure used to determine our compliance with certain covenants contained in our senior secured credit facilities. Covenant EBITDA is defined in our senior secured credit facilities as net income (loss) from continuing operations, as adjusted for the items summarized in the table above. Covenant EBITDA is not a presentation made in accordance with GAAP, and our use of the term Covenant EBITDA varies from others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. Covenant EBITDA should not be considered as an alternative to net earnings (loss), operating income or any other performance measures derived in accordance with GAAP as measures of operating performance or cash flows as measures of liquidity. Covenant EBITDA has important limitations as an analytical tool and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. For example, Covenant EBITDA:

•	excludes income tax payments;

•	does not reflect any cash capital expenditure requirements;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	includes estimated cost savings and operating synergies;

•	does not include one-time transition expenditures that we anticipate we will need to incur to realize cost savings;

•	does not reflect management fees that are payable to the Sponsors;

•

does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our new senior secured credit facility may consider not to be indicative of our ongoing operations. In particular, the definition of Covenant EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in determining net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent a reduction of cash that could be used for other corporate purposes.

Because of these limitations we rely primarily on our GAAP results. However, we believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Covenant EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our future financing covenants.